UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_____________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:
(Date of earliest event reported)

October 4, 2013
____________________________

TANDY BRANDS ACCESSORIES, INC.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-18927 (Commission File Number)	75-2349915 (IRS Employer Identification No.)

3631 West Davis, Suite A Dallas, Texas 75211 (Address of principal executive offices and zip code)

(214) 519-5200
(Registrant's telephone
number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c)).

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 2, 2013, Tandy Brands Accessories, Inc. (Nasdaq:TBAC) (the "Company") received notice from the Nasdaq Listing Qualifications Department that its application to transfer the listing for its common stock to the Nasdaq Capital Market has been approved effective as of the date of the notice. Therefore, the Company’s common stock was transferred to the Nasdaq Capital Market at the opening of business on October 4, 2013.

As previously announced, on April 2, 2013, the Company received a deficiency letter notifying it that the Company no longer meets the minimum $1.00 per share requirement for continued listing on the Nasdaq Global Market under Marketplace Rule 5450(a)(1).  In lieu of seeking to remain on the Nasdaq Global Market, the Company has elected to move its listing to the Nasdaq Capital Market.  In connection with the transfer of the listing of the Company's common stock to the NASDAQ Capital Market, the Company is eligible for an additional 180 days, or until March 31, 2014, to regain compliance with the minimum bid price rule by maintaining a minimum closing bid price of at least $1.00 for ten consecutive business days.  Following the move to the Nasdaq Capital Market, the Company’s common stock will continue to trade under the symbol “TBAC”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TANDY BRANDS ACCESSORIES, INC.

Date: October 4, 2013	By:	/s/ Chuck Talley
Chuck Talley Chief Financial Officer